EXHIBIT II TO
                                                                 AMENDMENT No. 9

                                                                  4(f)(Fortress)

                FIRST AMENDMENT TO PLEDGE AND SECURITY AGREEMENT
                ------------------------------------------------
                              (Stock and Warrants)
                              --------------------

         This First Amendment to Pledge and Security Agreement (this "Amendment"), dated as of July 31, 2001, is between Capital Trust Inc., a Maryland corporation ("Secured Party") having an address at 410 Park Avenue, 14th Floor, New York, New York 10022, and Prometheus Homebuilders LLC, a Delaware limited liability company ("Pledgor"), having an address at 30 Rockefeller Plaza, New York, New York 10020.

                              Preliminary Statement
                              ---------------------

         Secured Party and Pledgor are parties to a certain Pledge and Security Agreement, dated as of February 8, 2001 ("Original Pledge Agreement"), constituting a portion of the collateral for a loan made by secured party to LSFRI II SPV REIT Corp., a Delaware corporation, and Senior Quarters Funding Corp., a Delaware corporation (collectively "Borrowers"), in the aggregate principal amount of $110,000,000 (the "Loan"). Borrowers and Pledgor have requested the Secured Party to release a portion of the collateral pledged under the Original Pledge Agreement in connection with the sale by Pledgor of a portion of such collateral, and to accept a repayment of the cash proceeds of such sale in the amount of $1,750,000, and a lien and security interest in certain new collateral as hereinafter described.

         Capitalized terms used and not otherwise defined in this First Amendment shall have the respective meanings given to such terms in the Original Pledge Agreement.

         Now, therefore, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Pledgor hereby represents, warrants, covenants and agrees with Secured Party as follows:

         1. Pledgor hereby pledges, hypothecates, assigns and delivers to Secured Party and grants to Secured Party a security interest in and lien on all of Pledgor's right, title and interest now owned or hereafter acquired in and to the following (the "Additional Collateral"):

                  (a) That certain Secured Promissory Note, dated July 31, 2001, made by Robert Short in favor of Prometheus Homebuilders LLC in the principal amount of $1,750,000 (the "Pledged Note");

                  (b) That certain Pledge, Security and Voting Trust Agreement, dated July 31, 2001, between Prometheus Homebuilders LLC and Robert Short (the "PSVT Agreement");

                  (c) That certain Recognition Agreement, dated July 31, 2001, between Prometheus Homebuilders LLC, Robert Short and the Company (the "Recognition Agreement");


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                  (d) all cash, securities, dividends, interest payments,
principal repayments, distributions, Proceeds, and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Note, the PSVT Agreement and the Recognition Agreement, and any fees, commissions or other compensation payable to Pledgor as a holder of the Pledged Note, the PSVT Agreement and the Recognition Agreement (all of the foregoing, collectively, "Distributions");

                  (e) all contract rights, general intangibles, rights, claims, powers, privileges, benefits and remedies arising from or in any way related to ownership of the Interest, any certificates and other instruments representing the Pledged Note, the PSVT Agreement and the Recognition Agreement and the other collateral described above in paragraphs (a), (b), (c) and (d), including, without limitation, all rights to vote or consent, or to receive any notice, or to inspect or review any books, records or other information;

                  (f) all additions to the collateral described in the foregoing clauses (a), (b), (c), (d) and (e), including, without limitation, any tangible or intangible right in the Company obtained in the future by Pledgor, all substitutions therefor and all replacements thereof;

                  (g) all Proceeds of any of the foregoing.

         2. The Original Pledge Agreement is hereby amended to include the Additional Collateral in the definition of "Collateral".

         3. Pledgor represents to Secured Party that (i) Pledgor has sold 3,500 shares of Preferred Stock together with 729,167 Warrants to Robert Short ("Short"), a member of the Board of Directors of the Company for a price equal to $3,500,000 payable $1,750,000 in cash and $1,750,000 by delivery to Pledgor of the Pledged Note, and (ii) Pledgor retains ownership of 5,208,333 Warrants; provided that the number of Warrants held by Short and Pledgor is subject to change pursuant to the Supplemental Warrant Agreement, dated February 4, 1999, as amended by the Recognition Agreement. Pledgor shall notify Secured Party of any such change promptly after becoming aware thereof . Secured Party acknowledges receipt of the $1,750,000 cash proceeds of such sale, which proceeds have been applied by Secured Party to amounts due from Pledgor under the Notes and further acknowledges that although the 3,500 shares of Preferred Stock sold to Short continue to be held in the name of Pledgor pursuant to the PSVT Agreement and the Recognition Agreement, Pledgor is no longer the beneficial owner of such 3,500 shares. Secured Party hereby releases such 3,500 shares and the 729,167 Warrants (subject to adjustment as aforesaid) from the lien of the Original Pledge Agreement, and the definition of "Collateral" contained therein is modified accordingly. Secured Party agrees promptly to release the certificates representing the Preferred Stock and Warrants in Secured Party's possession, or held for Secured Party's account, in exchange for replacement certificates issued by the Company separately representing the Preferred Stock and Warrants owned by Short and by Pledgor (as provided in


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Section 4(c)(ii) of the Recognition Agreement), and if circumstances so require, to make further exchanges in accordance with Section 4(c)(iii) of the Recognition Agreement. Secured Party further acknowledges that (x) the Preferred Shares and Warrants owned by Short which were delivered to Secured Party by Pledgor pursuant to this Amendment are held by Pledgor as collateral under the PSVT Agreement and are subject to the provisions thereof, and (y) upon receipt by Secured Party from or on behalf of Short of any amounts due Pledgor under the Secured Note, such amounts shall be applied to the amounts due from Borrowers in accordance with the Loan Agreement, and that upon receipt by Secured Party from or on behalf of Short of all amounts due Pledgor under the Secured Note, Secured Party shall release the Additional Collateral to Pledgor for delivery to Short, including certificates of the Preferred Stock and Warrants registered in the name of Short and in Secured Party's possession.

         4. Pledgor hereby remakes the representations and warranties contained in Section 4 of the Original Pledge Agreement as of the date hereof, after giving effect to and as modified by the provisions of Sections 1, 2 and 3 above.

         5. Pledgor represents and warrants to Secured Party as follows:

                  (a) No consent of any other person or entity (including, without limitation, any owner or creditor of Pledgor) which has not been obtained is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment.

                  (b) Pledgor has taken all necessary legal and other action to authorize the execution, delivery and performance of this Amendment, and this Amendment constitutes the valid and binding obligation and agreement of Pledgor, enforceable in accordance with its terms, subject to limitations as to enforceability imposed by bankruptcy, reorganization, moratorium, insolvency and other laws of general application relating to or affecting the enforceability of creditors' rights and to equitable principles.

                  (c) Neither the execution and delivery of this Amendment nor the compliance by Pledgor with the terms and provisions hereof are events which of themselves, or with the giving of notice or the passage of time, or both, would constitute, on the part of Pledgor, a violation of or conflict with, or result in any breach of, or default under, the terms, conditions or provisions of, or require any consent, permit, approval, authorization, declaration or filing (other than filings now or hereinafter made by Pledgor as required under the Securities and Exchange Act of 1934, as amended, as a result hereof) which has not been made or obtained under or pursuant to, any statute, law, judgment, decree, order rule or regulation applicable to Pledgor, the organizational and charter documents of Pledgor, if any, or, any other agreement or instrument to which Pledgor is a party or by which Pledgor, or Pledgor's assets, are bound, or result in the creation or imposition of any Lien (other than the Lien imposed by this Amendment) on any of the assets of Pledgor, no such condition or event of


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itself, or with the giving of notice or the passage of time, or both, will result in the acceleration of the due date of any obligation of Pledgor or by which any of Pledgor's assets are bound; provided, however, that the compliance by Pledgor with the terms and provisions hereof is subject to all applicable Federal and state securities laws.

         6. Pledgor authorizes Secured Party to file UCC financing statements in the State of Delaware and such other jurisdictions as Secured Party may require in order to perfect and provide notice of liens and security interests created hereunder.

         7. Except as expressly set forth herein, all terms and provisions of the Original Pledge Agreement remain in full force and effect, unmodified.


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         IN WITNESS WHEREOF, Secured Party and Pledgor have duly executed this
First Amendment the date first above written.

SECURED PARTY:  CAPITAL TRUST, INC.


                By:/s/ Jeremy Fitzgerald
                   -------------------------
                     Name: Jeremy Fitzgerald
                     Title: Managing Director


PLEDGOR:          PROMETHEUS HOMEBUILDERS LLC


                      By: LF Strategic Realty
                          Investors II L.P., Its Managing Member


                          By: Lazard Freres Real Estate
                              Investors L.L.C., its General Partner


                              By:/s/ John A. Moore
                                 --------------------------------------------
                                 Name: John A. Moore
                                 Title: Principal and Chief Financial Officer